Exhibit 10.1

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) dated as of July 6, 2026 (the “Effective Date”) is entered into by and among ARHT OP, LP, a Delaware limited partnership (the “Partnership”) on its own behalf and on behalf of any entity formed by the Partnership for the purpose of acquiring the Projects or investments, American Residential Housing Trust, a Maryland statutory trust (the “General Partner”), HSR ARHT Partners, LLC, a Delaware limited liability company (the “Advisor”). The Partnership, the General Partner and their subsidiaries are collectively referred to herein as the “Company.”

W I T N E S S E T H

WHEREAS, the Company intends to acquire Projects focused on multifamily rental properties through the Partnership and its subsidiaries.

WHEREAS, the Company desires to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Advisor and the Property Manager and to have the Advisor undertake the duties and responsibilities hereinafter set forth on behalf of, and subject to the supervision of the Board.

WHEREAS, the Advisor is willing to provide such services, subject to the supervision of the Board, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.           Definitions.  Defined terms shall have the meanings set forth below.

“Acquisition Expenses” shall mean any and all expenses incurred by the Company, the Advisor, or their Affiliates in connection with the selection, evaluation, structuring, acquisition, development and rehabilitation of any Project or other investment, whether or not acquired, including, but not limited to, due diligence expenses, legal fees and expenses, travel and communications expenses, costs of appraisals, surveys, environmental reports and other third-party reports, nonrefundable earnest money deposits and option payments on property not acquired, accounting fees and expenses, title insurance, transfer taxes, transfer fees, recording and other fees and other customary acquisition closing costs.

“Acquisition Fee” shall have the meaning set forth in Section 6.2.

“Advisor” shall mean HSR ARHT Partners, LLC, a Delaware limited liability company, or any successor advisor to the Company.

“Advisor Parties” shall have the meaning set forth in Section 15.

“Affiliate” or “Affiliated” shall mean, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person, including any partnership in which such Person is a general partner; (iv) any executive officer, director, trustee, general partner or manager of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, manager, trustee or general partner.

“Agreement” shall mean this Advisory Agreement between the Company and the Advisor, as amended from time to time.

“Board” shall mean the Board of Trustees of the General Partner.

“Bylaws” shall mean the bylaws of the General Partner, as amended or restated from time to time.

“Change of Control” shall mean any event (including, without limitation, issue, transfer or other disposition of shares of the General Partner or equity interests in the Partnership, merger, share exchange or consolidation) after which any “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the General Partner or the Partnership representing greater than 50% or more of the combined voting power of the General Partner’s or the Partnership’s then outstanding securities, respectively; provided, that, a Change of Control shall not be deemed to occur as a result of any widely distributed offering of Shares.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean, collectively, the Partnership, the General Partner and their respective subsidiaries.

“Construction Management Fee” shall have the meaning set forth in Section 6.5.

“Declaration of Trust” shall mean the declaration of trust of the General Partner, as amended or restated from time to time.

“Disposition Expenses” shall mean any and all expenses incurred by the Company, the Advisor or their Affiliates in connection with the sale, exchange or other disposition of the Projects or other investments, whether or not sold or disposed of, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals and other third party reports, accounting fees and expenses, title insurance, transfer taxes, transfer fees, recording and other fees and other customary closing costs.

“Disposition Fee” shall have the meaning set forth in Section 6.6.

“Effective Date” shall have the meaning in the introductory paragraph.

“Election Date” shall mean the beginning of the General Partner’s tax year in which the General Partner has elected REIT status.

“Excepted Holder Limit” shall have the meaning set forth in the Declaration of Trust.

“Financing Expenses” shall mean any and all expenses incurred by the Company, the Advisor or their Affiliates in connection with any loan, financing or other debt secured by the Projects or otherwise obtained in connection with the Projects or the Company, whether or not actually obtained, including but not limited to, loan origination fees, assumption fees, lender expenses, legal fees and expenses, costs of appraisals and other third party reports, accounting fees and expenses, title insurance, recording fees, travel and communications expenses, and other customary financing closing costs.

“General Partner” shall mean American Residential Housing Trust, a Maryland statutory trust.

“Independent Trustee” shall have the meaning set forth in the Declaration of Trust.

“Individual” means (a) an “individual” within the meaning of Section 542(a)(2) of the Code, as modified by Section 544 of the Code, and (b) any beneficiary of a “qualified trust” (as defined in Section 856(h)(3)(E) of the Code) which qualified trust is eligible for look-through treatment under Section 856(h)(3)(A) of the Code for purposes of determining whether a REIT is closely held under Section 856(a)(6) of the Code, in which case the qualified trust shall not be treated as an Individual.

“Investment Guidelines” shall mean the investment guidelines adopted by the Board, as amended from time to time.

“Limited Partner Interests” shall mean limited partner interests in the Partnership.

“Management Fees” shall have the meaning set forth in Section 6.1.

“NAV” shall mean the net asset value of the General Partner or its Shares, or of the Limited Partner Interests, as applicable, calculated pursuant to the Valuation Guidelines.

“Organization and Offering Expenses” shall have the meaning set forth in the Declaration of Trust.

“Partnership” shall mean ARHT OP, LP, a Delaware limited partnership.

“Partnership Agreement” shall mean the Limited Partnership Agreement of the Partnership, as amended or restated from time to time.

“Performance Allocation” shall have the meaning set forth in the Partnership Agreement.

“Person” means an Individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

“Projects” shall mean the multifamily rental properties located throughout the United States which are acquired by the Company either directly or through special purposes entities, subsidiaries or joint ventures.

“Property Management Agreement” shall mean each property management agreement entered into between the Property Manager and subsidiaries of the Partnership relating to the Projects.

“Property Management Fee” shall have the meaning set forth in Section 6.3.

“Property Manager” shall mean HSRMCO, LLC, a Delaware limited liability company.

“Refinancing Fee” shall have the meaning set forth in Section 6.4.

“REIT” shall mean a “real estate investment trust” under Sections 856 through 860 of the Code, or corresponding provisions of subsequently enacted Federal revenue laws.

“REIT Management Fee” shall have the meaning set forth in Section 6.1.

“Shares” shall mean the common shares of beneficial interest, $0.01 par value per share, of the General Partner.

“Termination Date” shall mean the date of termination of this Agreement as set forth in Section 11 unless earlier terminated as set forth in Section 12.

“Valuation Guidelines” shall mean the valuation guidelines adopted by the Board, as amended from time to time.

2.          Appointment. The Company hereby appoints the Advisor to serve as its advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

3.          Duties of the Advisor. The Advisor shall be responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets. The Advisor undertakes to use commercially reasonable efforts to present to the Company potential investment opportunities and to provide the Company with a continuing and suitable investment program consistent with the Investment Guidelines, objectives and policies of the Company as determined and adopted by the Board from time to time. The Advisor shall have no obligation to take any action that would require the Advisor to register as an investment advisor pursuant to the Investment Advisers Act of 1940, as amended. Subject to the limitations set forth in this Agreement, including Section 4, and the continuing and exclusive authority of the Board over the management of the Company, the Advisor shall directly perform the following duties, direct the Property Manager to perform such duties or engage an Affiliate or third party to perform such duties:

3.1          assist in the performance of all services related to the organization of the Company and any offering of securities by the Company other than services that (i) are to be performed by a broker-dealer, (ii) the Company elects to perform directly or (iii) would require the Advisor to register as a broker-dealer or an investment advisor with the Securities and Exchange Commission or any state;

3.2         serve as the Company’s advisor, provide strategic planning regarding the Company’s portfolio of assets and consult with and assist the Board in the formulation and implementation of the Company’s policies, including the Investment Guidelines and Valuation Guidelines;

3.3          provide the daily management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company, including, but not limited to, cash management services, investing or arranging for the investment in short-term and other liquid investments to maintain liquidity or pending investments in Projects, payment of fees, costs and expenses, arranging for payments of dividends or distributions to the General Partner’s shareholders and the Partnership’s limited partners, financial and accounting services, and reporting and investor relations services (including shareholder and limited partner communications);

3.4         select and, on behalf of the Company, engage and conduct business with such Persons as the Advisor deems necessary for the proper performance of its obligations as set forth in this Agreement, including, but not limited to, consultants, accountants, auditors, lenders, advisors, attorneys, brokers, underwriters, corporate fiduciaries, transfer agents, escrow agents, appraisers, valuation service providers, securities brokers, technology providers, depositaries, custodians, agents for collection, insurers, insurance agents, banks, developers, construction companies, property owners, property managers, mortgagors and any and all agents for all other services as may be required or advisable relating to the Company’s activities, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Advisor as necessary or desirable for the performance of any of the foregoing services, including, but not limited to, negotiating and entering into contracts in the name of the Company with any of the foregoing;

3.5         subject to Section 4, (i) identify, analyze and select potential Projects or other investments, (ii) structure and negotiate the acquisition terms for the Projects or other investments, (iii) cause the Company to acquire the Projects or other investments in compliance with the Investment Guidelines, objectives and policies of the Company, (iv) cause the Company to acquire any Projects or other investments in exchange for cash, Shares or Limited Partner Interests and (v) as reasonably requested by the Board, provide reports regarding prospective Projects;

3.6          serving as the Company’s adviser with respect to decisions regarding any of the Company’s financings, hedging activities or borrowings undertaken by the Company, including (1) assisting the Company in developing criteria for financing that is specifically tailored to the Company’s investment objectives, and (2) advising the Company with respect to obtaining appropriate financing for the Projects and (3) negotiating and entering into, on the Company’s behalf, financing arrangements (including one or more credit facilities), repurchase agreements, interest rate or currency swap agreements, hedging arrangements, derivative transactions and other agreements and instruments required or appropriate in connection with the Company’s activities;

3.7         make recommendations to the Company regarding the sale, assignment, transfer, liquidation or other disposition of the Projects or other investments and the reinvestment of the proceeds therefrom;

3.8         monitor the performance of the Property Manager, including with respect to the management, operation, leasing and maintenance of the Projects, and coordinate and manage relationships between the Company and any joint venture or co-investment partners;

3.9         determine valuations for the assets and liabilities of the Company and calculate, as of the last day of each calendar quarter, the NAV of the General Partner and its Shares and the Partnership and its Limited Partner Interests in accordance with the Valuation Guidelines, and in connection therewith, obtain appraisals or valuations from third-party valuation firms in accordance with the Valuation Guidelines;

3.10        provide input in connection with the third-party appraisals and valuations obtained pursuant to the Valuation Guidelines;

3.11        monitor the Projects and investments for events that may be expected to have a material impact on the most recent estimated values;

3.12        monitor the valuation process of each third-party valuation firm to ensure that it complies with the Valuation Guidelines;

3.13        deliver to, or maintain on behalf of, the Company copies of appraisals and valuation reports obtained in connection with any Project;

3.14       advise the General Partner regarding the General Partner’s ability to elect REIT status, and thereafter the maintenance of the General Partner’s status as a REIT, and monitor compliance with the various REIT qualification tests and other rules set out in the Code and the regulations promulgated thereunder;

3.15        take all necessary actions to enable the General Partner and the Partnership to make required tax filings and reports, including soliciting shareholders of the General Partner for required information to the extent provided by the REIT provisions of the Code;

3.16        assist the Company in complying with all federal, state and local regulatory requirements applicable to the Company with respect to any offering of securities and the Company’s business activities, including, with respect to any offering, preparing or causing to be prepared all offering materials and financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, as amended;

3.17      performing such other services from time to time in connection with the management of the Company’s investment activities as the Board shall reasonably request and/or the Advisor shall deem appropriate under the particular circumstances;

3.18       from time to time, or at any time reasonably requested by the Board, make reports to the Board of its performance of services to the Company under this Agreement; and

3.19       do all things necessary to assure its ability to render the services described in this Agreement.

4.           Authority of the Advisor.

4.1        Pursuant to the terms of this Agreement (including the restrictions set forth in this Section 4 and in Section 5), and subject to the continuing and exclusive authority of the Board, the Board (by virtue of its approval of this Agreement and authorization of the execution hereof by the officers of the Company) hereby delegates to the Advisor the authority to take, or cause to be taken, any and all actions and to execute and deliver any and all agreements, certificates, assignments, instruments or other documents and to do any and all things that, in the judgment of the Advisor, may be necessary or advisable in connection with the Advisor’s duties described in Section 3, including the acquisition and disposition of any investment that fits within the Company’s Investment Guidelines, objectives, policies and limitations and within the discretionary limits and authority as granted to the Advisor from time to time by the Board. The Advisor shall have the power to delegate all or any part of its rights and powers to manage the business and affairs of the Company to the Property Manager and such officers, employees, Affiliates, agents and representatives of the Advisor or the Property Manager as it may deem appropriate. Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement.

4.2         Notwithstanding the foregoing, any investment that does not fit within the Investment Guidelines will require the prior approval of the Board or any duly authorized committee of the Board, as the case may be. Except as otherwise set forth herein, in the Investment Guidelines or in the Declaration of Trust, any investment that fits within the Investment Guidelines may be made by the Advisor (or the Property Manager if such action is delegated to the Property Manager by the Advisor) on the Company’s behalf without the prior approval of the Board or any duly authorized committee of the Board.

4.3          The Board will review the Investment Guidelines with sufficient frequency and at least annually and may, at any time upon the giving of notice to the Advisor (or the Property Manager if such action is delegated to the Property Manager by the Advisor), amend the Investment Guidelines; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor (or the Property Manager, as applicable) of such notice or such later date as is specified by the Board and included in the notice and such modification or revocation shall not be applicable to investment transactions to which the Advisor (or the Property Manager, as applicable) has committed the Company prior to the date of receipt of such notification, or if later, the effective date of such modification or revocation specified by the Board.

4.4         Notwithstanding anything in this Agreement to the contrary, neither the Advisor, nor its Affiliates may take any action on behalf of the Company without the prior approval of the Board or duly authorized Board committee if the Declaration of Trust, Bylaws or the Maryland Statutory Trust Act, as amended from time to time, require the prior approval of the Board.

5.          Limitations on Activities. Notwithstanding any other provision in this Agreement, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (i) after the Election Date, adversely affect the status of the General Partner as a REIT after the General Partner qualifies for and has elected REIT status, (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended, (iii) require the Advisor to register as an investment advisor pursuant to the Investment Advisers Act of 1940, as amended, (iv) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, the Shares, the Limited Partner Interests or any other securities of the Company or (v) otherwise not be permitted by the Certificate of Limited Partnership and Partnership Agreement of the Partnership or the Declaration of Trust and Bylaws of the General Partner. In the event that an action would violate (i) through (v) of the preceding sentence but such action has been ordered by the Board, the Advisor shall notify the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions given by the Board. The provisions in this Agreement relating to REIT status or qualification shall not apply until the first day of the year in which the General Partner qualifies for and elects REIT status under the Code.

6.         Compensation. As consideration for its services in investigating, negotiating and managing the acquisition and rehabilitation of the Projects and any other investments made by the Company, the Company will pay the Advisor or the Property Manager or their Affiliates the following fees:

6.1          Manager Fees.

 6.1.1   As the base compensation for providing the services set forth in this Agreement, the Advisor shall receive a management fee (the “REIT Management Fee”) equal to 1.0% of the aggregate NAV of the General Partner’s Class A Shares and 0.8% of the aggregate NAV of the General Partner’s Class L Shares, per annum payable quarterly in arrears, before giving effect to any accruals for the Management Fees, the Performance Allocation or any distributions on Shares or Limited Partnership Interests. In addition, the Advisor shall receive a management fee (the “Partnership Management Fee” and, together with the REIT Management Fee, the “Management Fees”) equal to 1.0% of the aggregate NAV of the Partnership’s Class A units held by limited partners other than the General Partner and 0.8% of the aggregate NAV of the Partnership’s Class L units held by limited partners other than the General Partner, per annum payable quarterly in arrears, before giving effect to any accruals for the Management Fees, the Performance Allocation or any distributions on Shares or any distributions on Limited Partner Interests of the Partnership. The Advisor shall submit a quarterly invoice to the Company, accompanied by a computation of the Management Fees for the applicable quarter. The Management Fees shall be payable within 30 days following the last day of each calendar quarter. The Management Fees may or may not be taken, in whole or in part, as to any quarter in the sole discretion of the Advisor. All or any portion of the Management Fees not taken as to any quarter shall be deferred and may be paid in such other quarter as the Advisor shall determine.

 6.1.2  In the event the General Partner or the Partnership commences a liquidation of its investments during any calendar year, the General Partner and the Partnership will pay the Advisor the Management Fees from the proceeds of the liquidation.

6.2        Acquisition Fee. The Advisor shall receive an acquisition fee (the “Acquisition Fee”) for each Project or investment acquired by the Company (including Projects acquired from Affiliates) equal to 1% of the gross purchase price of the Project, including any Acquisition Expenses and any debt attributable to such Project. The Advisor shall submit an invoice to the Company at or prior to the closing of each acquisition, accompanied by a computation of the Acquisition Fee. The Acquisition Fee shall be paid to the Advisor at the closing of the acquisition.

6.3          Property Management Fee. Pursuant to the Property Management Agreement the Property Manager will receive a property management fee for each Project equal to 3.5% of the gross revenues of the Project per month, or 4.0% of the gross revenues of a Project per month for a Project with less than 100 units, with a minimum monthly payment of $5,000 per Project (the “Property Management Fee”), which will be paid in arrears on a monthly basis. If the Property Manager engages an Affiliated or third-party sub property manager to manage the day-to-day operations of a Project, the Property Manager will pay any fees to such Affiliated or third-party sub property manager from the Property Management Fee.

6.4          Refinancing Fee. In connection with a refinancing of the Projects, the Advisor shall receive a refinancing fee in an amount equal to 0.2% of the principal amount of the refinancing (the “Refinancing Fee”), which will be paid at the closing of such refinancing; provided, that no such Refinancing Fee is payable in connection with a refinancing that closes within three years of a prior financing or refinancing. Any fee paid to a third-party broker in connection with such refinancing will be paid by the Advisor from the Refinancing Fee. Notwithstanding the foregoing, the Refinancing Fee is only payable to extent there are sufficient funds from a refinancing to pay such fee after repayment of any applicable debt and all refinancing related costs, excluding the Refinancing Fee.

6.5         Construction Management Fee. The Advisor will receive a construction management fee (the “Construction Management Fee”) in an amount up to 5% of the hard and soft costs expended for construction, improvement, renovation and repair projects in excess of $35,000 with respect to any Projects (including related professional services). The Construction Management Fee will be paid to the Advisor beginning in the month that construction begins and continuing until substantial completion of the construction. The Construction Management Fee will be payable on the first business day following the last day of each calendar month.

6.6         Disposition Fee. The Advisor shall receive a disposition fee in an amount equal to 1% of the sales price of the Project (the “Disposition Fee”) in connection with a sale, exchange or other disposition of a Project, which will be paid at the closing of such disposition. If any third-party real estate brokers are engaged to assist in the sale of such Project, the Company will also be required to pay fees to the third-party real estate broker.

6.7        Interest in the Partnership. A subsidiary of the Advisor has received the Performance Allocation as set forth in the Partnership Agreement.

6.8         Joint Venture. In the event that the Company acquires a Project through a joint venture, the Advisor and the Property Manager shall be entitled to receive its pro rata portion of the above fees described in this Section 6 based on the Company’s proportional ownership interest in the applicable joint venture. Notwithstanding the above, if the Property Manager or the Advisor and their Affiliates are paid a fee by the joint venture or may receive such fee for the entire joint venture, the Company will not be obligated to pay the same fee to the Property Manager or their Affiliates.

6.9         Termination of Agreement. In the event this Agreement is terminated, the Advisor will be entitled to receive its prorated Management Fees through the Termination Date. Such pro ration shall take into account the number of days of any partial calendar month or calendar year for which this Agreement was in effect.

7.           Expenses.

7.1          Reimbursable Expenses. In addition to the compensation paid pursuant to Sections 6 and 7, the Company shall pay directly or reimburse the Advisor or the Property Manager, as applicable, for all of the direct or indirect costs and expenses paid or incurred by the Advisor or the Property Manager in connection with the services it provides on behalf of the Company including, but not limited to:

 7.1.1   Organization and Offering Expenses;

 7.1.2   Acquisition Expenses;

 7.1.3   fees, costs and expenses in connection with the issuance and transaction costs incident to the trading, settling, disposition and financing of investments (whether or not consummated), including brokerage commissions, hedging costs, prime brokerage fees, custodial expenses, clearing and settlement charges, forfeited deposits, and other investment costs fees and expenses actually incurred in connection with the pursuit, making, holding, settling, monitoring or disposing of actual or potential investments;

7.1.4   the actual out-of-pocket cost of goods and services used by the Company, including fees paid to administrators, consultants, attorneys, accountants, transfer agents, escrow agents, appraisers, valuation service providers, technology providers and other services providers, and brokerage fees paid in connection with the acquisition and/or sale of investments;

7.1.5    interest, fees, expenses and other costs for borrowed money, including, but not limited to, discounts, points and other similar fees;

7.1.6    taxes and assessments on income or property of the Company, and taxes as an expense of doing business;

7.1.7    expenses related to compliance-related matters and regulatory filings relating solely the Company’s activities, including statutory, regulatory or license fees or other government charges;

7.1.8   costs associated with insurance required or advisable in connection with the business of the Company, including the cost of liability insurance to indemnify trustees of the Board and its committees and officers of the Company;

7.1.9    the fees and other expenses of managing, operating and servicing the Projects owned by the Company, including, but not limited to, travel expenses whether payable to an Affiliate of the Advisor or Property Manager or a nonaffiliated Person;

7.1.10  expenses incurred in connection with compensation and expenses of the Board (excluding those trustees of the Board who are Affiliates or employees of the Advisor or the Property Manager) and meetings of the Board, shareholders of the General Partner and of the partners of the Partnership, including the preparation of materials for such meetings;

7.1.11  expenses incurred in connection with payments of dividends or distributions in cash or otherwise authorized or caused to be made by the Board to or on account of holders of the Company’s securities, including, without limitation, in connection with any distribution reinvestment plan;

7.1.12  expenses of organizing, revising, amending, converting, modifying or terminating the General Partner, the Declaration of Trust or the Bylaws, the Partnership, the Partnership Agreement or the Certificate of Limited Partnership and any corporation, partnership, joint venture or other entity through which the Company’s investments are made or in which any such entity invests;

7.1.13 expenses connected with communications to holders of the Company’s securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar, expenses in connection with the listing and/or trading of the Company’s securities on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing any annual report to the General Partner’s shareholders and proxy materials with respect to any meeting of the shareholders and any other reports or related statements;

7.1.14  all costs and expenses for providing services to the Company, including administrative expenses, wages, salaries, benefits and employment expenses attributable to employees who provide services for the benefit of the Company but not for services for the benefit of the Advisor or the Property Manager (including a proportionate allocation of personnel costs for employees whose time or responsibilities are split between the operations of the Company, on the on hand, and the operations of the Advisor and the Property Manager, on the other); provided, however, that no reimbursement shall be made for costs of personnel to the extent that (i) such personnel perform services in transactions for which the Advisor or the Property Manager receives a separate fee, (ii) the costs are overhead expenses of the Advisor or the Property Manager set forth in Section 7.3 or (ii) the personnel are the Chief Executive Officer or President of the Advisor or the Property Manager or are an executive officer of the Company;

7.1.15  expenses associated with raising capital through a public or private offering or otherwise, including any investment banking, broker-dealer or registered representative fee;

7.1.16  audit, accounting, legal and other professional fees and expenses;

7.1.17  Disposition Expenses incurred in connection with the disposition of the Projects or other investments;

7.1.18 Financing Expenses incurred in connection with any loan, financing or other debt secured by the Projects or otherwise obtained in connection with the Projects or the Company;

7.1.19  expenses incurred in connection with maintaining the status of the General Partner as a REIT; and

7.1.20  fees, costs and expenses related to the merger or other capital transaction of the Company.

7.2         Payment of Reimbursable Expenses. Expenses incurred by the Advisor or the Property Manager on behalf of the Company and payable pursuant to this Section 7 shall be reimbursed no less than 15 days after a request for reimbursement is made by the Advisor or the Property Manager. The Advisor or the Property Manager, as applicable, shall prepare a statement documenting the expenses of the Company during each month, and shall deliver such statement to the Company with the reimbursement request. All reimbursement requests shall be made within 180 days of the incurrence of the expense unless otherwise agreed to by the Board. The Advisor and the Property Manager may, at their respective option, elect not to seek reimbursement for certain expenses during a given period, which determination shall not be construed to be a waiver of reimbursement for similar expenses in future periods.

7.3        Overhead Expenses. Subject to Section 7.1.14 the Advisor and the Property Manager shall be responsible for all of their overhead expenses and wages, salaries, benefits and employment expenses attributable to employees who provide services for the benefit of the Advisor and the Property Manager as opposed to services for the benefit of the Company.

8.          Other Services. In the event that the Board requests that the Advisor, the Property Manager or an Affiliate render services for the Company other than as set forth in Section 3, such services shall be separately compensated and expenses reimbursed at such rates and in such amounts as are agreed by the Advisor, the Property Manager or such Affiliate, as applicable, and the Board (including a majority of the Independent Trustees), and shall not be deemed to be services pursuant to the terms of this Agreement.

9.          Bank and Brokerage Accounts. The Advisor may establish and maintain one or more bank or brokerage accounts in its own name for the account of the Company, or in the name of the Company, and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, consistent with the Advisor’s authority under this Agreement; provided, however, that no funds shall be commingled with funds of the Advisor or the funds of any other Person, and the Advisor shall from time to time render, upon the request of the Board, its audit committee or the auditors of the Company, appropriate accountings of such bank and brokerage accounts to the Board, its audit committee and the auditors of the Company, as applicable.

10.         Records; Access. The Advisor shall maintain appropriate records of all their activities hereunder and make such records available for inspection by the Board and by attorneys, auditors and authorized agents of the Company, at any time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company.

11.        Term. Unless sooner terminated in accordance with Section 12, this Agreement shall commence on the Effective Date and continue for an initial term of five years, and on the first anniversary of the Effective Date and each anniversary of the Effective Date thereafter, will automatically be extended for an additional one-year period. Either party may terminate the automatic renewal by providing written notice to the other party at least 60 days prior to the next anniversary of the Effective Date.

12.       Termination. The parties may terminate this Agreement by their mutual written agreement at any time and on any terms as they may mutually agree. The Company may terminate this Agreement for cause in the event (i) of fraud, gross negligence or willful misconduct of the Advisor as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) the Advisor commits a material breach of this Agreement and such breach is not cured within 90 days after receipt of written notice by the Company of such breach or (iii) the Advisor has been adjudicated bankrupt or insolvent by a court of competent jurisdiction and the adjudication or order shall remain in force or unstayed for a period of 30 days. The Advisor may terminate this Agreement upon 90 days’ written notice to the Company. For the avoidance of doubt, the Property Management Agreement shall automatically terminate upon the termination of this Agreement.

13.         Payments to and Duties of the Advisor upon Termination.

13.1     Payments to the Advisor upon Termination. After the Termination Date, the Advisor shall not be entitled to compensation or reimbursements for further services hereunder except that the Advisor shall be entitled to receive from the Company within 30 days after the Termination Date all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor through the Termination Date, including prorated Management Fees described in Section 6.9 of this Agreement.

13.2        Obligations of the Advisor upon Termination. Upon termination of this Agreement, the Advisor shall promptly:

13.2.1 pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued but unpaid compensation and reimbursement for its expenses to which the Advisor is then entitled;

13.2.2  deliver to the Board a full accounting, including a statement showing all payments collected by the Advisor and a statement of all money held by the Advisor covering the period following the date of the last accounting furnished to the Board;

13.2.3 deliver to the Board all assets, including the property, books, records and documents of the Company in the custody of the Advisor; and

13.2.4  cooperate with the Company to provide an orderly management transition.

13.3      Payments to and Obligations of the Property Manager upon Termination. The Property Manager’s rights and obligations upon termination of this Agreement are set forth in the Property Management Agreement.

14.        Limitation of Liability. Notwithstanding any other provision of this Agreement, except as otherwise provided by Federal or state laws, the Advisor, its Affiliates, owners, managers, partners, directors, officers, principals and employees, acting in good faith, shall not be liable to the Company, the Board, the shareholders of the General Partner, the partners of the Partnership or any other party for any act, omission, investment recommendation or decision, or any loss arising out of or relating to any activity undertaken (or omitted to be undertaken), in connection with the performance of their services to the Company as described in this Agreement or in the Partnership Agreement other than as provided in Sections 16 and 17 of this Agreement.

15.       Indemnification by the Company. The Company shall indemnify and hold harmless the Advisor, its Affiliates, owners, managers, partners, directors, officers, principals and employees (the “Advisor Parties”) from any loss, damage, liability, claim, cost or expense (including, but not limited to, reasonable attorneys’ fees and expenses) arising out of any act or failure to act in the performance of their duties hereunder to the extent such loss, damage, liability, claim, cost or expense is not fully reimbursed by insurance, and to the fullest extent possible without such indemnification being inconsistent with the laws of the State of Maryland or the Declaration of Trust. Notwithstanding the foregoing, the Advisor Parties shall not be entitled to indemnification or be held harmless pursuant to this Section 16 for any activity which the Advisor shall be required to indemnify or hold harmless the Company pursuant to Section 17. Any indemnification of the Advisor Parties may be made only out of the net assets of the Company.

16.        Indemnification by the Advisor. The Advisor shall indemnify and hold harmless the Company, its Affiliates, owners, managers, partners, directors, officers, principals and employees from and against any loss, damage, liability, claim, cost or expense (including, but not limited to, reasonable attorneys’ fees and expenses) arising out of any act or failure to act by the Advisor Parties in the performance of their duties hereunder by reason of their fraud, gross negligence or willful misconduct and which are not fully reimbursed by insurance; provided, however, the Advisor Parties shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.

17.        Other Activities of the Advisor and the Property Manager. Nothing in this Agreement shall prevent the Advisor from engaging in other activities, including, but not limited to, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor, or its Affiliates, nor shall this Agreement limit or restrict the right of the Advisor, its Affiliates, owners, managers, partners, directors, officers, principals or employees to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which the Advisor has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person.

18.       Non-Exclusive Management. The services furnished by the Advisor under this Agreement are not exclusive. The Advisor may, in its discretion, render the same or similar services to any Person whose business may be in direct or indirect competition with the Company. Subject the limitations in the Declaration of Trust, the Advisor, and its owners, managers, partners, directors, officers, principals and employees may have, recommend or take the same or similar positions in specific investments for its own accounts, or for the accounts of other funds, as the Advisor recommends to the Company. The Advisor intends to allocate any investment opportunities among the various competing funds (including the Company) in good faith using their reasonable business judgment, taking into consideration all relevant factors including the individual needs of each fund and the capital available for investment.

19.        Relationship of the Advisor, and the Company. The Company, on the one hand, and the Advisor, on the other, do not intend to form a joint venture, partnership or similar relationship. Instead, the parties intend that the Advisor shall act solely in the capacity of independent contractors for the Company. Nothing in this Agreement shall cause the Advisor, on the one hand, and the Company, on the other, to be joint venturers or partners of each other, and neither shall have the power to bind or obligate the other party by virtue of this Agreement, except as expressly provided in this Agreement.

20.      Assignment. This Agreement may be assigned by the Advisor to an Affiliate with the approval of the Board (including a majority of the Independent Trustees). The Advisor may assign any rights to receive fees or other payments under this Agreement to any Person without obtaining the approval of the Board. This Agreement shall not be assigned by the General Partner or the Partnership without the consent of the Advisor, except in the case of an assignment by the General Partner or the Partnership to a corporation or other organization which is a successor to all of the assets, rights and obligations of the General Partner or the Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the General Partner and the Partnership are bound by this Agreement. This Agreement shall be binding on successors to the General Partner and the Partnership resulting from a Change of Control or sale of all or substantially all the assets of the General Partner or the Partnership, and shall likewise be binding on any successor to the Advisor.

21.         Miscellaneous.

21.1       Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice is required by the Declaration of Trust or Bylaws or is accepted by the party to whom it is given, and shall be given by being delivered by hand, courier, overnight mail or other overnight delivery service or electronic mail using the contract information set forth herein:

To the Company:	To the Advisor:

American Residential Housing Trust	HSR ARHT Partners, LLC
Attn: Joseph Penner	HSRMCO, LLC
1720 S. Bellaire Street, Suite 1250	Attn: Joseph Penner
Denver, Colorado 80222	1720 S. Bellaire Street, Suite 1250
Email:	Denver, Colorado 80222
Email: Joe@hsrm.com

Either party may at any time give notice in writing to the other party of a change in its contact information for the purposes of this Section 21.1.

21.2        Modification. This Agreement shall not be amended, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assigns.

21.3       Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other provisions may be invalid or unenforceable in whole or in part.

21.4        Governing Law; Venue. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the state of Delaware without giving effect to principles of conflicts of law. Any disputes arising under this Agreement shall be brought in the state or Federal courts having jurisdiction over Denver County, Colorado, and the parties consent to and waive any objections they may have to the exclusive jurisdiction of such courts.

21.5       Entire Agreement. This Agreement and the Partnership Agreement contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

21.6      No Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

21.7        Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

21.8       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement, notwithstanding that all parties shall not have signed the same counterpart.

21.9       Electronic Signatures. Any electronic signature of a party to this Agreement and of a party to take any action related to this Agreement shall be valid as an original signature and shall be effective and binding. Any such electronic signature (including the signatures to this Agreement) shall be deemed (i) to be “written” or “in writing,” (ii) to have been signed and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files.

21.10      Third-Party Beneficiary.  The Property Manager shall be a third-party beneficiary under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

GENERAL PARTNER:	ADVISOR:

American Residential Housing Trust, a Maryland statutory trust	HSR ARHT Partners, LLC, a Delaware limited liability company

By:	/s/ Joseph Penner	By:	Hill Street Realty CO, LLC, a Delaware
	Joseph Penner, President		limited liability company, its manager

			By:	/s/ Joseph Penner
Joseph Penner, Manager and Member

PARTNERSHIP:

ARHT OP, LP, a Delaware limited partnership, on its behalf and on behalf of the entities referenced in the introductory paragraph

By:	American Residential Housing Trust, a
Maryland statutory trust, its general partner

By:	/s/ Joseph Penner
Joseph Penner, President

[Signature Page to Advisory Agreement]